Exhibit (a)(85)

VOYA EQUITY TRUST

Establishment and Designation of

Series and Classes of Shares of Beneficial

Interest, Par Value $0.01 Per Share

Effective: June 3, 2019

The undersigned, being a majority of the Trustees of Voya Equity Trust, a Massachusetts business trust (the “Trust”), acting pursuant to the Amended and Restated Declaration of Trust, dated February 25, 2003, as amended (the “Declaration of Trust”), including Article V, Sections 5.11 and 5.13, and Article VIII, Section 8.3 of the Trust’s Declaration of Trust, hereby establish additional series of the Trust (each, a “Fund” and collectively, the “Funds”), and divide the shares of beneficial interest of the Fund into separate classes (each a “Class,” and collectively, the “Classes”), the Funds and the Classes hereby created having the following special and relative rights:

1.                                      The Funds shall be designated:

Voya Corporate Leaders 100 Fund II

Voya Global Multi-Asset Fund II

Voya Mid Cap Research Enhanced Index Fund II

Voya Small Company Fund II

The Classes thereof shall be designated as follows:

Voya Corporate Leaders 100 Fund II Class A

Voya Corporate Leaders 100 Fund II Class C

Voya Corporate Leaders 100 Fund II Class I

Voya Corporate Leaders 100 Fund II Class O

Voya Corporate Leaders 100 Fund II Class P3

Voya Corporate Leaders 100 Fund II Class R

Voya Corporate Leaders 100 Fund II Class R6

Voya Corporate Leaders 100 Fund II Class T

Voya Corporate Leaders 100 Fund II Class W

Voya Global Multi-Asset Fund II Class A

Voya Global Multi-Asset Fund II Class C

Voya Global Multi-Asset Fund II Class I

Voya Global Multi-Asset Fund II Class O

Voya Global Multi-Asset Fund II Class R

Voya Global Multi-Asset Fund II Class R6

Voya Global Multi-Asset Fund II Class T

Voya Global Multi-Asset Fund II Class W

Voya Mid Cap Research Enhanced Index Fund II Class A

Voya Mid Cap Research Enhanced Index Fund II Class C

Voya Mid Cap Research Enhanced Index Fund II Class I

Voya Mid Cap Research Enhanced Index Fund II Class O

Voya Mid Cap Research Enhanced Index Fund II Class P3

Voya Mid Cap Research Enhanced Index Fund II Class R

Voya Mid Cap Research Enhanced Index Fund II Class T

Voya Mid Cap Research Enhanced Index Fund II Class W

Voya Small Company Fund II Class A

Voya Small Company Fund II Class C

Voya Small Company Fund II Class I

Voya Small Company Fund II Class O

Voya Small Company Fund II Class P3

Voya Small Company Fund II Class R

Voya Small Company Fund II Class R6

Voya Small Company Fund II Class T

Voya Small Company Fund II Class W

2.                                      The Funds shall be authorized to invest in cash, securities, instruments and other property as from time to time described in the then current registration statement on Form N-1A (File No. 333-56881) as filed with the United States Securities and Exchange Commission with respect to the Funds under the Securities Act of 1933, as amended (the “Registration Statement”).  Each share of each Class of the beneficial interests of each of the Funds (“Share”) shall be redeemable, shall represent a pro rata beneficial interest in the assets allocated to such class of shares of each Fund, and shall be entitled to receive its pro rata share of net assets allocable to such class of shares of each Fund upon liquidation of the Fund, all as provided in the Declaration of Trust.  The proceeds of sales of Shares of any Fund, together with any income and gain thereon, less any diminution or expenses thereof, shall irrevocably belong to that Fund, unless otherwise required by law.

3.                                      Each share of beneficial interest of each Fund shall be entitled to one vote (or fraction thereof in respect of a fractional share) on matters which such Shares (or class of Shares) shall be entitled to vote.  Shareholders of each Fund shall vote together as a class on any matter, except to the extent otherwise required by the Investment Company Act of 1940, as amended (the “1940 Act”), or when the Trustees have determined that the matter affects only the interest of Shareholders of certain series within the Trust, in which case only the Shareholders of such series shall be entitled to vote thereon.  Any matter shall be deemed to have been effectively acted upon with respect to any Fund if acted upon as provided in Rule 18f-2 under the 1940 Act or any successor rule and in the Declaration of Trust.

4.                                      The assets and liabilities of the Trust shall be allocated among the Funds and each other series within the Trust, as set forth in Section 5.11 of the Declaration of Trust, except as described below:

a.                                      Liabilities, expenses, costs, charges or reserves relating to the distribution of, and other identified expenses that should be properly allocated to the

Shares of a particular Class of a Fund may be charged to and borne solely by such Class and the bearing of expenses solely by a Class of Shares may be appropriately reflected and cause differences in net asset value attributable to, and the dividend, redemption and liquidation rights of, the Shares of different Classes.

b.                                      The Trustees may from time to time in particular cases make specific allocation of assets or liabilities among the series within the Trust and each allocation of liabilities, expenses, costs, charges, and reserves by the Trustees shall be conclusive and binding upon the Shareholders of all series for all purposes.

5.                                Shares of each Class of each Fund may vary as to rights of redemption and conversion rights, as set forth in the then current prospectus for each Fund.

6.                                The shares of each Fund and of each Class of each Fund shall be subject to all provisions of the Declaration of Trust, including the preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications, conversion rights and terms and conditions of redemption described therein.

7.                                Nothing herein shall entitle any shareholder of any Fund to any assets of the Trust other than those of that Fund.

8.                                The Trustees (including any successor Trustee) shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of any Fund or any Class thereof now or hereafter created, or otherwise change the special and relative rights of the Shareholders of a Fund or a Class.

The foregoing shall be effective upon the date first written above.

/s/ Colleen D. Baldwin	/s/ Joseph E. Obermeyer
Colleen D. Baldwin, as Trustee	Joseph E. Obermeyer, as Trustee

/s/ John V. Boyer	/s/ Sheryl K. Pressler
John V. Boyer, as Trustee	Sheryl K. Pressler, as Trustee

/s/ Patricia W. Chadwick	/s/ Dina Santoro
Patricia W. Chadwick, as Trustee	Dina Santoro, as Trustee

/s/ Martin J. Gavin	/s/ Christopher P. Sullivan
Martin J. Gavin, as Trustee	Christopher P. Sullivan, as Trustee

/s/ Russell H. Jones	/s/ Roger B. Vincent
Russell H. Jones, as Trustee	Roger B. Vincent, as Trustee